Gerber Scientific, Inc. 83 Gerber Road West South Windsor, CT. 06074 USA 860-644-1551 860-643-7039 fax www.gerberscientific.com

EXHIBIT 10.29

Date:	August 18, 2000

To:	Chuck Hevenor

From:	Becket McNab

Subject:	Retirement

Copy:	Mike Cheshire Personnel File

PERSONAL & CONFIDENTIAL

Congratulations on your upcoming retirement.

I wanted to clarify some issues surrounding how your compensation and benefits will be handled.

Your last day of work will be December 31, 2000. Your retirement date is January 1, 2001.

Pension

Your pension benefit will be recalculated using the VRP formula and your earnings through December 31, 2000.

Compensation

Your salary and bonus will remain the same.

FY2001 Bonus

For the FY2001 bonus, you will be paid a pro-rated portion of your bonus based on your eight months of service in the fiscal year. The bonus will be paid at target, so it will be calculated as follows: Base Salary x 8/12 x 50%. This bonus payment must be made while you are still active so that it will be considered pensionable compensation.

Benefits

Until December 31, 2000, you will retain all of the benefits, which you currently have. After your retirement, all benefits will cease and you will be offered the opportunity to continue your medical coverage under Gerber's Retiree Medical program. If, prior to December 31, 2000 you become disabled and unable to work, our disability programs will cover you until your retirement commences.

At the time of your retirement, HR will send you more detailed information with which to make your benefits elections.

Change in Control

The change in control agreements between you and Gerber Scientific, Inc. and Gerber Scientific Products, Inc. dated 26 July 1999, will remain in full force and effect in accordance with their terms to the date of your actual retirement of January 1, 2001.

Termination of Employment

If your terminate your employment prior to December 31, 2000, your retirement will start the day after your termination date. If Gerber terminates your employment for other than cause, we will pay your salary and benefits to December 31, 2000 as outlined in this letter. If your employment is terminated for cause, your retirement will start the day after your termination date.

Please contact me if you have any further questions, and again, congratulations on your retirement.

Sincerely,

Becket McNab
Vice President Human Resources
Gerber Scientific, Inc.

2